Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168971

SUPPLEMENT NO. 12 DATED APRIL 18, 2013

TO PROSPECTUS DATED MAY 2, 2012

APPLE REIT TEN, INC.

The following information supplements the prospectus of Apple REIT Ten, Inc. dated May 2, 2012 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 12 (which is cumulative and replaces all prior Supplements).

Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of Units, the outcome of current and future litigation, regulatory proceedings or inquiries, changes in laws or regulations or interpretations of current laws and regulations that impact our business, assets or classification as a real estate investment trust, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Ten, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites,” “Hilton Garden Inn” and “Home2 Suites by Hilton” are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to “Hilton” mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Ten, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

As of January 27, 2011, we completed our minimum offering of 9,523,810 Units at $10.50 per Unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each Unit consists of one common share and one Series A preferred share. We are continuing the offering at $11.00 per Unit in accordance with the prospectus. We registered to sell a total of 182,251,082 Units. As of March 31, 2013, 112,542,407 Units remain unsold. Our offering of Units expires on January 19, 2014, provided that the offering will be terminated if all of the Units are sold before then.

As of March 31, 2013, we had closed on the following sales of Units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	60,184,865	662,033,510	595,830,159

Total	69,708,675	$762,033,510	$685,830,159

Extension of Best-Efforts Offering

On January 4, 2013 our Board of Directors unanimously approved a resolution extending our offering of Units until January 19, 2014. Our best-efforts offering will continue until all of the Units offered under this prospectus have been sold or until January 19, 2014.

Broker Dealer

The term the “Apple REIT Companies” means Apple REIT Ten, Inc. (the “Company”), Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

On December 13, 2011, the Financial Industry Regulatory Authority (“FINRA”) amended its original complaint, filed on May 27, 2011, against David Lerner Associates, Inc. (“DLA”), to include David Lerner, individually, as a party to this matter, as well as add additional claims related to the overall sales practices of both DLA and David Lerner relative to our Units. As discussed in our prospectus, dated January 19, 2011, we are offering our Units for sale through DLA as the managing dealer for our best-efforts offering. A copy of FINRA’s original complaint can be found at: http://www.finra.org/Newsroom/NewsReleases/2011/P123738; and FINRA’s amended complaint can be found at: http://disciplinaryactions.finra.org/viewdocument.aspx?DocNB=29068. DLA was also the sole distributor (managing dealer) of Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. We are unaffiliated with DLA or David Lerner; however, we do rely upon DLA for the offer and sale and administration of our Units. The Apple REIT Companies take these allegations against DLA and David Lerner very seriously, and the Apple REIT Companies intend to cooperate with any and all regulatory or governmental inquiries.

On October 22, 2012, FINRA issued an order against DLA and David Lerner, individually, requiring DLA to pay approximately $12 million in restitution to certain investors in our Units. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. Although the order requires DLA to pay restitution to certain investors, the actual investors who are to receive restitution are not known at this time but will be determined by an independent consultant as set forth in the order. While the order imposes sanctions, penalties and fines on both DLA and David Lerner, individually, the order does permit DLA to continue to serve as the managing dealer for our best-efforts offering of Units. A copy of FINRA’s order can be found at: http://www.finra.org/web/groups/industry/@ip/@enf/@ad/documents/industry/p192456.pdf. We do not believe this settlement will affect the administration of our Units.

Distributions

Our distributions since initial capitalization through December 31, 2012 totaled approximately $68.6 million and were paid at a monthly rate of $0.06875 per common share beginning in February 2011. For the same period, our net cash generated from operations was approximately $33.9 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, a portion of distributions paid through December 31, 2012 have been funded from proceeds from our on-going best-efforts offering of Units, and are expected to be treated as a return of capital for federal income tax purposes. The following is a summary of the distributions and net cash from (used in) operations.

Period	Total Distributions Declared and Paid per Share	Total Distributions Declared and Paid	Net Cash From/ (Used in) Operations(a)	Net Income/ (Loss)(a)
For the period Aug. 13, 2010 (initial capitalization) through Dec. 31, 2010	$—	$—	$(6,000)	$(31,000)
1st Quarter 2011	0.13750	1,855,000	(2,488,000)	(2,390,000)
2nd Quarter 2011	0.20625	5,753,000	(1,059,000)	(1,179,000)
3rd Quarter 2011	0.20625	7,596,000	846,000	(473,000)
4th Quarter 2011	0.20625	8,390,000	3,522,000	(1,092,000)
1st Quarter 2012	0.20625	9,336,000	1,905,000	1,974,000
2nd Quarter 2012	0.20625	10,596,000	9,616,000	5,900,000
3rd Quarter 2012	0.20625	12,079,000	11,515,000	5,519,000
4th Quarter 2012	0.20625	13,023,000	10,097,000	3,686,000

Total	$1.58125	$68,628,000	$33,948,000	$11,914,000

Note for Table:

(a)

See complete consolidated statements of cash flows and consolidated statements of operations for the 12 months ending December 31, 2012 and 2011 included in our most recent Form 10-K for the year ended December 31, 2012.

In February 2011, our Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. We intend to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by our Board of Directors. Our objective in setting a distribution rate is to project a rate that will provide consistency over our existence taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. To meet this objective, we may require the use of debt or offering proceeds in addition to cash from operations. Since a portion of distributions to date have been funded with proceeds from our offering of Units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. As there can be no assurance of our ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. For the year ended December 31, 2012, as stated in Note 1 to our consolidated financial statements for that period, 51% of distributions made to investors represented a return of capital and the remaining 49% represented ordinary income. Proceeds of the offering which are distributed are not available for investment in properties. See “Updated Risk Factor—We may be unable to make distributions to our shareholders,” as set forth below in this Supplement No. 12 to our prospectus dated May 2, 2012.

Net Book Value Per Share

In connection with this on-going offering of Units, we are providing information about our net book value per share. Net book value per share is calculated as total book value of assets minus total liabilities. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net book value does not reflect value per share upon an orderly sale or liquidation of the Company in accordance with our investment objectives. Our net book value reflects dilution in the value of our Units from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to acquire real estate including commissions to Apple Suites Realty Group, Inc. (“ASRG”), (ii) the funding of distributions from sources other than cash flow from operations, and (iii) fees paid in connection with our on-going best-efforts offering, including selling commissions and marketing fees. As of December 31, 2012, our net book value per share was $8.92. We calculated our net book value by subtracting total liabilities from total assets and dividing by the total number of Units outstanding at December 31, 2012.

The offering price of shares under our on-going best-efforts offering at March 31, 2013 was $11.00. Our offering price was not established on an independent basis and bears no relationship to the net book value of our assets. There is currently no established public market in which our common shares or Units are traded, however as discussed above in the Status of the Offering section of this supplement, 60.2 million Units have been purchased at $11 per Unit. As discussed in the prospectus the Units will be illiquid for an indefinite period of time. We will continue to use the $11 per Unit price as the offering price until such time as buyers are not available, or until we have an orderly sale or liquidation in accordance with our investment objectives outlined in the prospectus.

Updated Risk Factor

The following risk factor amends and replaces the current risk factor found on page 26 of our prospectus dated May 2, 2012.

We may be unable to make distributions to our shareholders.

If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected. We are subject to all operating risks common to hotels. These risks might adversely affect occupancy or room rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates. The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. There can be no assurance that we will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future.

Our Board of Directors has established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. We began making distributions in February 2011 and from inception through December 31, 2012, we made distributions of $1.581 per common share for a total of $68.6 million. For the same period, our cash generated from operations was approximately $33.9 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we had significant amounts of cash earning interest at short term money market rates. Thus, a portion of distributions paid through December 31, 2012 was funded from proceeds from our on-going best-efforts offering of Units. Although cash is fungible and there is no way to specifically identify exactly what receipt pays which disbursement, cash from operations per the Company’s statement of cash flows was 49% of distributions from inception through December 31, 2012. Assuming the remainder of the distributions was from offering proceeds, that difference would represent 51% of distributions. While we intend to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by our Board of Directors, we may require the use of financing or offering proceeds in addition to cash from operations. Since a portion of distributions to date have been funded with proceeds from the offering of Units, our ability to maintain the current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. As there can be no assurance of our ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate.

While funding a portion of our distributions from other sources, such as financing or offering proceeds, would result in the shareholder receiving cash, the consequences to us would differ from a distribution out of our cash generated from operations. For example, if financing is the source of a distribution, that financing would have to be repaid, and if proceeds from the offering of Units are distributed to our shareholders, those proceeds would not then be available for other uses (such as property acquisitions or improvements, investments, or other general corporate purposes). The consequences to a shareholder would also differ as their return of capital would be greater the lower the amount of cash from operations. See “Distributions Policy.”

Unit Redemption Program

In April 2012, we instituted a Unit Redemption Program to provide limited interim liquidity to our shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. In the case of redemption of Units following the death of all shareholders in one account, the purchase price will equal 100% of the price paid by the deceased shareholders for the Units. We reserve the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program.

Under the terms of the Unit Redemption Program, the funding for the redemption of Units comes exclusively from the net proceeds we receive from the sale of Units under our best-efforts offering or our dividend reinvestment plan which we plan to implement following the conclusion of our offering. However, until we implement our dividend reinvestment plan, we funded Unit redemptions for the periods noted below from the net proceeds we received from the sale of our Units under our best-efforts offering.

Since inception of the program through January 31, 2013, we have redeemed approximately 1.6 million Units representing $16.3 million. As contemplated in the program, beginning with the October 2012 redemption, the scheduled redemption date for the fourth quarter of 2012, we redeemed Units on a pro rata basis due to the 3% limitation discussed above. Prior to October 2012, we redeemed 100% of redemption requests. The following is a summary of the Unit redemptions:

Redemption Date	Requested Unit Redemptions	Units Redeemed	Redemption Requests Not Redeemed
April 2012	474,466	474,466	0
July 2012	961,236	961,236	0
October 2012	617,811	46,889	570,922
January 2013	938,026	114,200	823,826

LEGAL PROCEEDINGS

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in all three of the above mentioned class action lawsuits.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserted claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserted claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint sought, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On April 18, 2012, the Company, and the other Apple REIT Companies, served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. The Company and the other Apple REIT Companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing for the motions to dismiss was completed on July 13, 2012.

By Order entered on March 31, 2013 and opinion issued on April 3, 2013, the Court dismissed the consolidated complaint in its entirety with prejudice and without leave to amend. Plaintiffs filed a Notice of Appeal on April 12, 2013. The Company believes that any claims against it, its officers and directors and other Apple entities are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

RECENT DEVELOPMENTS

Advisory Agreement

Upon a determination by our independent members of our Board of Directors, the Advisory Agreement between us and Apple Ten Advisors, Inc. was renewed for an additional one (1) year term expiring on December 20, 2013.

Recent Membership Interest Purchase Agreement

On November 29, 2012, Apple REIT Six, Inc. entered into a merger agreement with a potential buyer that is not affiliated with the Apple REIT Companies or its Advisors (the “Merger”). On December 5, 2012, we entered into a membership interest purchase agreement with Apple REIT Six, Inc. for the potential acquisition of a 26% membership interest in Apple Air Holding, LLC for approximately $1.45 million that is expected to close immediately prior to the closing of the Merger. The membership interest, if a closing occurs, will include all rights and obligations of Apple REIT Six, Inc. under Apple Air Holding, LLC’s operating agreement. Also, as part of the purchase, we agreed to indemnify the potential buyer of Apple REIT Six, Inc. for any liabilities related to the membership interest. The remaining 74% membership interests are collectively owned by Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. Since there can be no assurance at this time that the Merger will occur, there can be no assurance that a closing will occur under the membership interest purchase agreement.

Cost Allocation

If the Merger is completed, Apple REIT Six, Inc. will no longer participate in the cost sharing arrangement with the other Apple REIT Companies and Advisors, which will increase the remaining companies’ share of costs (including the Company’s allocated costs).

Partial Tender Offers

On March 27, 2013, a group of bidders announced a tender offer to purchase up to 3,500,000 Units for $5.25 per Unit. Unless extended, the tender offer will expire on May 17, 2013. On April 9, 2013, we filed a Schedule 14D-9 reporting our Board of Director’s unanimous recommendation to our stockholders to reject the tender offer.

On April 10, 2013, a bidder announced a planned tender offer to exchange up to 6,576,901 Units for common shares in a newly-organized, closed-ended management investment company, pursuant to a registration statement filed by the bidder on April 9, 2013. Under the terms of the exchange offer, each Unit tendered will be exchanged for .44 shares in the new fund. The bidder simultaneously announced planned tender offers in 33 non-traded REITs on similar terms and different exchange ratios, including Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. We will file a Schedule 14D-9 to report the recommendation of our Board of Directors with respect to the tender offer after it is commenced.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The following documents filed with the SEC are incorporated by reference in this prospectus supplement (Commission File No. 333-168971), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Definitive Proxy Statement filed on Schedule 14A filed with the SEC on April 9, 2013;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 6, 2013;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn) and VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Chicago Hotel Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the SASI, LLC (Mason, Ohio Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn), and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee

TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the Denver, Colorado—Hilton Garden Inn and the required pro forma financial information;

•	The description of our Units contained in our Registration Statement filed on Form 8-A (File No. 000-54651), filed with the SEC on April 12, 2012;

•

Current Reports on Form 8-K filed with the SEC on April 10, 2013, March 19, 2013, February 5, 2013, January 8, 2013, November 27, 2012, October 25, 2012, October 17, 2012, August 23, 2012, July 11, 2012, May 23, 2012, May 23, 2012, May 9, 2012, March 5, 2012, February 3, 2012, February 2, 2012, January 13, 2012, January 4, 2012, December 21, 2011, December 13, 2011, December 1, 2011, November 30, 2011, November 14, 2011, November 7, 2011, November 4, 2011, November 2, 2011, October 19, 2011, October 11, 2011, October 5, 2011, September 23, 2011, September 7, 2011, August 25, 2011, August 11, 2011, July 22, 2011, July 18, 2011, July 13, 2011, July 6, 2011, June 27, 2011, June 14, 2011, June 13, 2011, June 7, 2011, June 7, 2011, June 2, 2011, May 13, 2011, May 6, 2011, May 5, 2011, April 15, 2011, April 7, 2011, March 29, 2011, March 18, 2011, March 8, 2011, March 4, 2011, March 1, 2011, February 14, 2011, February 9, 2011, February 3, 2011, and January 27, 2011.

All of the documents that we have incorporated by reference into this prospectus supplement are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus supplement is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed through our website at www.applereitten.com. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

SUMMARY OVERVIEW

Summary of Real Estate Investments

Since our prospectus dated May 2, 2012, we have purchased six additional hotels. Currently, through our subsidiaries, we own a total of 34 hotels. These hotels contain a total of 4,367 guest rooms. They were purchased for an aggregate gross purchase price of $574.6 million. Financial and operating information about our recently purchased hotels is provided in another section below.

Description of Real Estate Owned

The map below shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State:

Type and Number of Hotel Franchises:

Summary of Potential Acquisitions

We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for four other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the property. The following table summarizes hotel and contract information:

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Oklahoma City, Oklahoma(a)	Hilton Garden Inn	January 11, 2013	155		(b)
2.	Oklahoma City, Oklahoma(a)	Homewood Suites	January 11, 2013	100		(b)
3.	Fort Lauderdale, Florida(a)	Residence Inn	February 28, 2013	156	23,088,000
4.	Houston, Texas	Residence Inn	March 13, 2013	120	18,000,000

			Total	531	$86,088,000

Notes for Table:

(a)	The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

(b)

The Hilton Garden Inn and Homewood Suites hotels in Oklahoma City, OK are part of an adjoining two-hotel complex that will be located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $45,000,000. The amount is reflected in the total gross purchase price indicated above.

We have no material relationship or affiliation with the prospective sellers of the hotels described above, except through the pending purchase contracts and any related documents.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is approximately $0.4 million.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

Recent Terminations

On October 11, 2012, we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for a hotel located in Dallas, Texas. The hotel had a purchase price of $27,300,000 and was currently under construction. In connection with the termination of the purchase contract, the initial deposit of $50,000 was repaid to our contracting subsidiary.

On December 21, 2012, we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for a hotel located in Clemson, South Carolina. The hotel had a purchase price of $15,000,000 with secured debt to be assumed by our subsidiary totaling approximately $9.2 million. In connection with the termination of the purchase contract, the initial deposit of $50,000 was repaid to our contracting subsidiary.

On March 18, 2013, we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for two hotels located in Grapevine, Texas. The hotels had a purchase price of $41,700,000 and were currently under construction. In connection with the termination of the purchase contract, the initial deposit of $50,000 was repaid to our contracting subsidiary.

Source of Funds and Related Party Payments

Our recent purchases, which resulted in our ownership of six additional hotels, were funded by the proceeds from our ongoing offering of Units. Our offering proceeds also have been used to fund the initial deposits required by the hotel purchase contracts and will be used for the related additional deposits.

We have entered into a property acquisition and disposition agreement with ASRG to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The entity is owned by Glade M. Knight, who is our Chairman and Chief Executive Officer. We used our offering proceeds to pay $1.8 million to ASRG, representing 2% of the gross purchase price for our recent purchases.

David Lerner Associates, Inc., ASRG and Apple Ten Advisors, Inc. earned the compensation and expense reimbursements shown below in connection with their services from inception through the period ending December 31, 2012 relating to our offering phase, acquisition phase and operations phase.

David Lerner Associates, Inc. is not related to ASRG or Apple Ten Advisors, Inc. ASRG and Apple Ten Advisors, Inc. are owned by Glade M. Knight, our Chairman and Chief Executive Officer.

As described on page 11 of our prospectus under the heading “Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase through December 31, 2012.

Cumulative through December 31, 2012

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$54,477,750	$54,477,750	$—
Marketing expense allowance paid to David Lerner Associates, Inc. in connection with the offering	18,159,250	18,159,250	—

	72,637,000	72,637,000	—

Acquisition Phase
Acquisition commission paid to Apple Suites Realty Group, Inc.	10,403,000	10,403,000	—
Reimbursement of costs paid to Apple Suites Realty Group, Inc.	1,301,000	1,301,000	—
Reimbursement of certain deposits to Apple Suites Realty Group, Inc.	105,000	105,000	—
Operations Phase
Asset management fee paid to Apple Ten Advisors, Inc.	918,000	918,000	—
Reimbursement of costs paid to Apple Ten Advisors, Inc.	1,767,000	1,767,000	—
Fees for Account Maintenance Services to Shareholders paid to David Lerner Associates, Inc.	377,000	324,000	53,000

SUMMARY OF CONTRACTS FOR OUR RECENTLY PURCHASED PROPERTIES

The following information updates the contract information included in our prospectus dated May 2, 2012 for our recently purchased hotels.

Ownership, Leasing and Management Summary

Each of our recently purchased hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

We have no material relationship or affiliation with the sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, and any related documents.

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for the hotels we have purchased since our prospectus dated May 2, 2012:

	Hotel Location	Franchise(a)	Hotel Owner/ Lessor	Lessee	Manager
1.	Jacksonville, North Carolina	Home2 Suites	Apple Ten North Carolina, L.P.	Apple Ten Hospitality Management, Inc.	LBAM Investor Group, L.L.C.
2.	Boca Raton, Florida	Hilton Garden Inn	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	White Lodging Services Corporation
3.	Houston, Texas	Courtyard	Sunbelt-CNB, L.L.C.	Apple Ten Hospitality Texas Services II, Inc.	LBAM Investor Group, L.L.C.(b)
4.	Huntsville, Alabama	Hampton Inn & Suites	Sunbelt-I2HA, L.L.C.	Apple Ten Hospitality Management, Inc.	LBAM Investor Group, L.L.C.(b)
5.	Huntsville, Alabama	Home2 Suites	Sunbelt-I2HA, L.L.C.	Apple Ten Hospitality Management, Inc.	LBAM Investor Group, L.L.C.(b)
6.	Fairfax, Virginia	Marriott	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	White Lodging Services Corporation

Notes for Table:

(a)

All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

(b)	The hotel specified was purchased from an affiliate of the indicated manager.

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 5-10 years. The applicable lessee has the option to extend its lease term for one or two additional three-five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments. Shown below are the annual base rent and the lease commencement date for the hotels we have purchased since our prospectus dated May 2, 2012:

	Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Jacksonville, North Carolina	Home2 Suites	$1,134,962	May 4, 2012
2.	Boca Raton, Florida	Hilton Garden Inn	1,017,800	July 16, 2012
3.	Houston, Texas	Courtyard	945,828	July 17, 2012
4.	Huntsville, Alabama	Hampton Inn & Suites	716,000	March 14, 2013
5.	Huntsville, Alabama	Home2 Suites	574,000	March 14, 2013
6.	Fairfax, Virginia	Marriott	3,317,000	March 15, 2013

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate. Our leasing subsidiary may terminate the management agreements if the managers fail to achieve certain performance levels.

Franchise Agreements

In general, for our hotels franchised by Hilton Worldwide or one of its affiliates, there is a franchise license agreement between the applicable lessee (as specified in the previous section) and Hilton Worldwide or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

For the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee and Marriott International, Inc. or an affiliate. The relicensing franchise agreements provide for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable relicensing franchise agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

FINANCIAL AND OPERATING INFORMATION FOR OUR
PURCHASED PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite(a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel(b)	Purchase Date
1.	Denver, Colorado	Hilton Garden Inn	221	$58,500,000	$159-179	$53,251,891	March 4, 2011
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	94	11,000,000	99-149	9,560,000	March 15, 2011
3.	Charlotte, North Carolina	Fairfield Inn & Suites	94	10,000,000	109-119	8,623,000	March 25, 2011
4.	Columbia, South Carolina	TownePlace Suites	91	10,500,000	119	9,887,100	March 25, 2011
5.	Knoxville, Tennessee	SpringHill Suites	103	14,500,000	139-169	13,616,000	June 2, 2011
6.	Gainesville, Florida	Hilton Garden Inn	104	12,500,000	129-139	11,640,500	June 2, 2011
7.	Richmond, Virginia	SpringHill Suites	103	11,000,000	89-129	9,912,500	June 2, 2011
8.	Pensacola, Florida	TownePlace Suites	98	11,500,000	119-164	10,631,500	June 2, 2011
9.	Mobile, Alabama	Hampton Inn & Suites	101	13,000,000	129-139	13,000,000	June 2, 2011
10.	Cedar Rapids, Iowa	Homewood Suites	95	13,000,000	129	12,132,000	June 8, 2011
11.	Cedar Rapids, Iowa	Hampton Inn & Suites	103	13,000,000	119-139	12,216,000	June 8, 2011
12.	Hoffman Estates, Illinois	Hilton Garden Inn	184	10,000,000	119-149	8,503,880	June 10, 2011
13.	Davenport, Iowa	Hampton Inn & Suites	103	13,000,000	134-154	11,892,740	July 19, 2011
14.	Knoxville, Tennessee	Homewood Suites	103	15,000,000	169-179	13,988,500	July 19, 2011
15.	Knoxville, Tennessee	TownePlace Suites	98	9,000,000	119-139	8,275,800	August 9, 2011
16.	Mason, Ohio	Hilton Garden Inn	110	14,825,000	130-160	13,642,000	September 1, 2011
17.	Omaha, Nebraska(c)	Hilton Garden Inn	178	30,018,279	149-169	28,618,279	September 1, 2011
18.	Des Plaines, Illinois	Hilton Garden Inn	251	38,000,000	159-279	35,072,300	September 20, 2011
19.	Merrillville, Indiana	Hilton Garden Inn	124	14,825,000	124-129	13,405,500	September 30, 2011
20.	Austin/Round Rock, Texas	Homewood Suites	115	15,500,000	149-159	12,682,500	October 3, 2011
21.	Scottsdale, Arizona	Hilton Garden Inn	122	16,300,000	169-189	14,211,443	October 3, 2011
22.	South Bend, Indiana	Fairfield Inn & Suites	119	17,500,000	134-170	17,500,000	November 1, 2011
23.	Charleston, South Carolina	Home2 Suites	122	13,908,000	134-139	12,994,455	November 10, 2011
24.	Oceanside, California	Courtyard	142	30,500,000	125-159	27,296,000	November 28, 2011
25.	Skokie, Illinois	Hampton Inn & Suites	225	32,000,000	139-169	29,824,160	December 19, 2011
26.	Tallahassee, Florida	Fairfield Inn & Suites	97	9,354,916	99-149	8,256,916	December 30, 2011
27.	Gainesville, Florida	Homewood Suites	103	14,550,000	149-169	13,398,000	January 27, 2012
28.	Nashville, Tennessee	TownePlace Suites	101	9,848,413	109-124	9,143,413	January 31, 2012
29.	Jacksonville, North Carolina	Home2 Suites	105	12,000,000	144-164	11,211,000	May 4, 2012
30.	Boca Raton, Florida	Hilton Garden Inn	149	10,900,000	109-149	8,755,000	July 16, 2012
31.	Houston, Texas	Courtyard	124	14,632,000	109-139	13,369,300	July 17, 2012
32.	Huntsville, Alabama	Hampton Inn & Suites	98	11,466,000	124-134	10,753,500	March 14, 2013
33.	Huntsville, Alabama	Home2 Suites	77	9,009,000	109-119	8,471,500	March 14, 2013
34.	Fairfax, Virginia	Marriott	310	34,000,000	149-179	27,250,000	March 15, 2013

		Total	4,367	$574,636,608

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers. Rates reflected were in effect at acquisition.

(b)

The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

(c)	For this hotel, the original purchase price was adjusted by $818,279 for the cost associated with the prepayment by the seller of the existing loan secured by this hotel.

Table 2. Loan Information(a)

	Hotel	Franchise	Assumed Principal Balance of Loan	Annual Interest Rate	Maturity Date
1.	Knoxville, Tennessee	Homewood Suites	$11,500,000	6.30%	October 2016
2.	Knoxville, Tennessee	TownePlace Suites	7,392,000	5.45%	December 2015
3.	Des Plaines, Illinois	Hilton Garden Inn	20,838,000	5.99%	August 2016
4.	Scottsdale, Arizona	Hilton Garden Inn	10,585,000	6.07%	February 2017
5.	Skokie, Illinois	Hampton Inn & Suites	19,092,000	6.15%	July 2016
6.	Gainesville, Florida	Homewood Suites	13,067,000	5.89%	May 2017

			$82,474,000

Note for Table 2:

(a)

This table summarizes loans that (i) pre-dated our purchase, (ii) are secured by our hotels, as indicated and (iii) were assumed by our purchasing subsidiary. Each loan provides for monthly payments of principal and interest on an amortized basis.

Table 3. Operating Information(a)

PART A

	Hotel Location	Franchise	Avg. Daily Occupancy Rates (%)
			2008	2009	2010	2011	2012
1.	Denver, Colorado	Hilton Garden Inn	66%	65%	75%	76%	76%
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	n/a	n/a	55%	69%	70%
3.	Charlotte, North Carolina	Fairfield Inn & Suites	n/a	n/a	30%	48%	60%
4.	Columbia, South Carolina	TownePlace Suites	n/a	65%	72%	70%	71%
5.	Knoxville, Tennessee	SpringHill Suites	75%	77%	77%	77%	77%
6.	Gainesville, Florida	Hilton Garden Inn	66%	62%	60%	70%	70%
7.	Richmond, Virginia	SpringHill Suites	70%	58%	62%	64%	68%
8.	Pensacola, Florida	TownePlace Suites	60%	70%	82%	77%	73%
9.	Mobile, Alabama	Hampton Inn & Suites	80%	67%	82%	68%	65%
10.	Cedar Rapids, Iowa	Homewood Suites	n/a	n/a	55%	69%	74%
11.	Cedar Rapids, Iowa	Hampton Inn & Suites	n/a	58%	65%	66%	68%
12.	Hoffman Estates, Illinois	Hilton Garden Inn	63%	57%	66%	66%	62%
13	Davenport, Iowa	Hampton Inn & Suites	64%	69%	76%	79%	83%
14.	Knoxville, Tennessee	Homewood Suites	79%	80%	81%	82%	78%
15.	Knoxville, Tennessee	TownePlace Suites	72%	69%	67%	73%	74%
16.	Mason, Ohio	Hilton Garden Inn	n/a	n/a	57%	70%	71%
17.	Omaha, Nebraska	Hilton Garden Inn	71%	72%	74%	70%	75%
18.	Des Plaines, Illinois	Hilton Garden Inn	72%	61%	72%	78%	81%
19.	Merrillville, Indiana	Hilton Garden Inn	44%	54%	69%	71%	74%
20.	Austin/Round Rock, Texas	Homewood Suites	n/a	n/a	41%	74%	75%
21.	Scottsdale, Arizona	Hilton Garden Inn	63%	55%	60%	65%	59%
22.	South Bend, Indiana	Fairfield Inn & Suites	n/a	n/a	46%	61%	69%
23.	Charleston, South Carolina	Home2 Suites	n/a	n/a	n/a	12%	47%
24.	Oceanside, California	Courtyard	n/a	n/a	n/a	32%	59%
25.	Skokie, Illinois	Hampton Inn & Suites	74%	74%	75%	73%	77%
26.	Tallahassee, Florida	Fairfield Inn & Suites	n/a	n/a	n/a	16%	54%
27.	Gainesville, Florida	Homewood Suites	72%	66%	66%	68%	67%
28.	Nashville, Tennessee	TownePlace Suites	n/a	n/a	n/a	n/a	75%
29.	Jacksonville, North Carolina	Home2 Suites	n/a	n/a	n/a	n/a	66%
30.	Boca Raton, Florida	Hilton Garden Inn	62%	54%	55%	68%	70%
31.	Houston, Texas	Courtyard	n/a	n/a	n/a	n/a	37%
32.	Huntsville, Alabama	Hampton Inn & Suites	n/a	n/a	n/a	n/a	n/a
33.	Huntsville, Alabama	Home2 Suites	n/a	n/a	n/a	n/a	n/a
34.	Fairfax, Virginia	Marriott	77%	77%	78%	78%	78%

PART B

	Hotel Location	Franchise	Revenue per Available Room/Suite ($)
			2008	2009	2010	2011	2012
1.	Denver, Colorado	Hilton Garden Inn	$106	$90	$110	$113	$118
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	n/a	n/a	$50	$66	$74
3.	Charlotte, North Carolina	Fairfield Inn & Suites	n/a	n/a	$22	$38	$52
4.	Columbia, South Carolina	TownePlace Suites	n/a	$56	$62	$61	$64
5.	Knoxville, Tennessee	SpringHill Suites	$88	$85	$89	$94	$93
6.	Gainesville, Florida	Hilton Garden Inn	$77	$69	$64	$72	$74
7.	Richmond, Virginia	SpringHill Suites	$70	$54	$55	$57	$61
8.	Pensacola, Florida	TownePlace Suites	$49	$53	$63	$66	$67
9.	Mobile, Alabama	Hampton Inn & Suites	$100	$75	$97	$75	$71
10.	Cedar Rapids, Iowa	Homewood Suites	n/a	n/a	$63	$74	$83
11.	Cedar Rapids, Iowa	Hampton Inn & Suites	n/a	$63	$72	$71	$75
12.	Hoffman Estates, Illinois	Hilton Garden Inn	$64	$49	$52	$56	$58
13	Davenport, Iowa	Hampton Inn & Suites	$71	$74	$82	$87	$93
14.	Knoxville, Tennessee	Homewood Suites	$99	$99	$100	$106	$102
15.	Knoxville, Tennessee	TownePlace Suites	$55	$50	$51	$62	$62
16.	Mason, Ohio	Hilton Garden Inn	n/a	n/a	$60	$77	$82
17.	Omaha, Nebraska	Hilton Garden Inn	$92	$84	$88	$88	$98
18.	Des Plaines, Illinois	Hilton Garden Inn	$91	$68	$79	$85	$95
19.	Merrillville, Indiana	Hilton Garden Inn	$49	$59	$70	$74	$81
20.	Austin/Round Rock, Texas	Homewood Suites	n/a	n/a	$42	$81	$89
21.	Scottsdale, Arizona	Hilton Garden Inn	$97	$67	$71	$82	$78
22.	South Bend, Indiana	Fairfield Inn & Suites	n/a	n/a	$66	$82	$100
23.	Charleston, South Carolina	Home2 Suites	n/a	n/a	n/a	$13	$52
24.	Oceanside, California	Courtyard	n/a	n/a	n/a	$33	$66
25.	Skokie, Illinois	Hampton Inn & Suites	$95	$82	$85	$89	$94
26.	Tallahassee, Florida	Fairfield Inn & Suites	n/a	n/a	n/a	$10	$48
27.	Gainesville, Florida	Homewood Suites	$87	$79	$75	$77	$78
28.	Nashville, Tennessee	TownePlace Suites	n/a	n/a	n/a	n/a	$72
29.	Jacksonville, North Carolina	Home2 Suites	n/a	n/a	n/a	n/a	$66
30.	Boca Raton, Florida	Hilton Garden Inn	$76	$56	$58	$67	$74
31.	Houston, Texas	Courtyard	n/a	n/a	n/a	n/a	$37
32.	Huntsville, Alabama	Hampton Inn & Suites	n/a	n/a	n/a	n/a	n/a
33.	Huntsville, Alabama	Home2 Suites	n/a	n/a	n/a	n/a	n/a
34.	Fairfax, Virginia	Marriott	$100	$89	$88	$90	$89

Note for Table 3:

(a)	Operating data is presented for the last five years (or since the beginning of hotel operations). See Table 1. General Information above for the date the hotel was acquired.

Table 4. Tax and Related Information

	Hotel Location	Franchise	Tax Year		Real Property Tax Rate(a)	Real Property Tax
1.	Denver, Colorado	Hilton Garden Inn	2012(c	)	8.6%	$442,495
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	2012(c	)	1.2%	65,233
3.	Charlotte, North Carolina	Fairfield Inn & Suites	2012(c	)	1.2%	82,277
4.	Columbia, South Carolina	TownePlace Suites	2012(c	)	2.7%	203,641
5.	Knoxville, Tennessee	SpringHill Suites	2012(c	)	4.8%	110,333
6.	Gainesville, Florida	Hilton Garden Inn	2012(c	)	2.3%	71,838
7.	Richmond, Virginia	SpringHill Suites	2012(c	)	0.9%	44,415
8.	Pensacola, Florida	TownePlace Suites	2012(c	)	1.5%	46,198
9.	Mobile, Alabama	Hampton Inn & Suites	2012(f	)	6.3%	144,639
10.	Cedar Rapids, Iowa	Homewood Suites	2012(d	)	4.0%	215,522
11.	Cedar Rapids, Iowa	Hampton Inn & Suites	2012(d	)	4.0%	195,452
12.	Hoffman Estates, Illinois	Hilton Garden Inn	2011(c	)	6.4%	307,857
13.	Davenport, Iowa	Hampton Inn & Suites	2012(d	)	3.9%	210,192
14.	Knoxville, Tennessee	Homewood Suites	2012(c	)	4.8%	107,705
15.	Knoxville, Tennessee	TownePlace Suites	2012(c	)	2.4%	35,919
16.	Mason, Ohio	Hilton Garden Inn	2012(c	)	7.1%	305,182
17.	Omaha, Nebraska	Hilton Garden Inn	2012(c	)	2.1%	488,094
18.	Des Plaines, Illinois	Hilton Garden Inn	2011(c	)	8.1%	752,986
19.	Merrillville, Indiana	Hilton Garden Inn	2011(c	)	3.3%	241,639
20.	Austin/Round Rock, Texas	Homewood Suites	2012(c	)	2.4%	204,200
21.	Scottsdale, Arizona	Hilton Garden Inn	2012(c	)	2.3%	163,796
22.	South Bend, Indiana	Fairfield Inn & Suites	2011(c	)	3.6%	209,214
23.	Charleston, South Carolina	Home2 Suites	2012(c	)	1.5%	166,960
24.	Oceanside, California	Courtyard	2013(e	)	1.1%	324,455
25.	Skokie, Illinois	Hampton Inn & Suites	2011(c	)	8.0%	863,600
26.	Tallahassee, Florida	Fairfield Inn & Suites	2012(c	)	1.9%	60,988
27.	Gainesville, Florida	Homewood Suites	2012(c	)	2.3%	70,343
28.	Nashville, Tennessee	TownePlace Suites	2012(c	)	4.5%	105,877(b	)
29.	Jacksonville, North Carolina	Home2 Suites	2012(c	)	1.1%	4,727(b	)
30.	Boca Raton, Florida	Hilton Garden Inn	2012(c	)	2.4%	162,404
31.	Houston, Texas	Courtyard	2012(c	)	2.7%	62,847	(b)
32.	Huntsville, Alabama	Hampton Inn & Suites	2012(f	)	1.2%	1,189	(b)/(g)
33.	Huntsville, Alabama	Home2 Suites	2012(f	)	1.2%	1,189	(b)/(g)
34.	Fairfax, Virginia	Marriott	2012(c	)	1.2%	357,228

Notes for Table 4:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

(b)	The hotel property consisted of undeveloped land for a portion of the tax year, and the real property tax is not necessarily indicative of property taxes expected for the hotel in the future.

(c)	Represents a calendar year.

(d)	Represents 12-month period from July 1, 2011 through June 30, 2012.

(e)	Represents 12-month period from July 1, 2012 through June 30, 2013.

(f)	Represents 12-month period from October 1, 2011 through September 30, 2012.

(g)	Huntsville Hampton Inn & Suites and Home2 Suites are part of an adjoining two-hotel complex that is located on the same site.

MANAGEMENT

We are expanding our discussion in the prospectus to include the subsections and information below.

We are managed by a board of directors elected by our shareholders. The directors are responsible for appointing our executive officers and for determining our strategic direction. The executive officers serve at the discretion of the board. The executive officers were initially elected at the organizational meeting of the board of directors and thereafter will be chosen annually by the board at its meeting following the annual meeting of shareholders. The following table sets forth the names and ages of our current directors and the names, ages and positions of our executive officers. Our officers are not employees of us.

Name	Age	Position
Glade M. Knight	68	Chairman and Chief Executive Officer
David J. Adams	50	Director
Kent W. Colton	69	Director
R. Garnett Hall, Jr.	74	Director
Anthony Francis Keating, III	33	Director
David Buckley	45	Executive Vice President and Chief Legal Counsel
Kristian Gathright	40	Executive Vice President and Chief Operating Officer
Justin Knight	39	President
David McKenney	50	President of Capital Markets
Bryan Peery	48	Executive Vice President and Chief Financial Officer

Ownership of Equity Securities by Management

The determination of “beneficial ownership” for purposes of this supplement has been based on information reported to us and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by us that common shares in fact are beneficially owned by such person.

As of March 22, 2013, we had a total of 67,111,239 issued and outstanding Common Shares. There are no shareholders known to us who beneficially owned more than 5% of our outstanding voting securities on such date. The following table sets forth the beneficial ownership of our securities by our directors and executive officers as of such date:

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Shares	David J. Adams	16,429	*
(voting)	Kent W. Colton	23,028	*
	R. Garnett Hall, Jr.	23,028	*
	Anthony F. Keating, III	23,028	*
	Glade M. Knight	59,374	*
	Justin G. Knight	804	*
	Above directors and executive officers as a group	145,691	*

Series A	David J. Adams	16,429	*
Preferred Shares	Kent W. Colton	23,028	*
(non-voting)	R. Garnett Hall, Jr.	23,028	*
	Anthony F. Keating, III	23,028	*
	Glade M. Knight	59,374	*
	Justin G. Knight	804	*
	Above directors and executive officers as a group	145,691	*

Series B Convertible	Glade M. Knight	480,000	100%
Preferred Shares
(non-voting)

*	Less than one percent of class.

(1)

Directors and executive officers not listed above for a particular class of securities hold no securities of such class. Each Unit consists of one Common Share and one Series A Preferred Share. The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.

(2)

Amounts shown for individuals other than Glade M. Knight and Justin G. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date. The Series B Convertible Preferred Shares (the “B Shares”) are convertible into Common Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by us during our best efforts offering of Units. Mr. Knight has agreed to assign to certain of our executive officers, the benefits (if any) associated with specified percentages of his B Shares. Such benefits include the right of conversion upon the happening of the following events: (1) substantially all of our assets, shares or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our Company’s business; or (2) the termination or expiration without renewal of the advisory agreement with A10A or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or (3) our common shares are listed on any securities exchange or quotation system or in any established market. The assignees do not have any voting or disposal rights with respect to the B Shares unless and until one of the foregoing events occurs. The percentage of Glade M. Knight’s B Shares whose benefits were assigned to the executive officers was as follows: David McKenney (6.27%); Justin Knight (6.27%); Kristian Gathright (6.27%); Bryan Peery (3.13%) and David Buckley (3.13%).

Corporate Governance

Our board has determined that all of our directors, except Glade M. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (although we are not listed on a national exchange, we adopted these rules for purposes of determining such independence). In making this determination, the board considered all relationships between the applicable director and our Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between us and the director (excluding directors fees and options), (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, us, or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.

The board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the board is required to disclose the basis for its determination in our annual proxy statement. In addition, the board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Certain Relationships and Agreements

We have significant transactions with related parties. These transactions may not have arms-length terms, and the results of our operations might be different if these transactions had been conducted with unrelated parties. Our independent members of the Board of Directors oversee and annually review our related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to these contracts, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and the Board of Directors approved the contract assignments and the purchase agreement discussed below. The Board of Directors is not required to approve each individual transaction that falls under a related party relationship, however under the direction of the Board of Directors, at least one member of our senior management team approves each related party transaction.

Apple Fund Management, LLC, (“AFM”) a subsidiary of Apple REIT Six, Inc., was formed to provide employee personnel, including the executive officers of our Company, for a number of related parties. AFM was created to be a cost sharing entity only with no intent or expectation of profit. All of the costs of AFM are allocated to and reimbursed by the entities that utilize its resources. The entities that utilize the resources of AFM are: our Company, Apple REIT Six, Inc., (“A6”), Apple Six Advisors, Inc. (“A6A”), Apple Six Realty Group, Inc. (“A6RG”), Apple Suites Realty Group, Inc. (“ASRG”), Apple REIT Seven, Inc. (“A7”), Apple Seven Advisors, Inc. (“A7A”), Apple REIT Eight, Inc. (“A8”), Apple Eight Advisors, Inc. (“A8A”), Apple REIT Nine, Inc. (“A9”), Apple Nine Advisors, Inc. (“A9A”) and Apple Ten Advisors, Inc. (“A10A”). AFM receives its direction for staffing and compensation from the advisory companies (A6A, A7A, A8A, A9A, A10A, ASRG and A6RG, collectively “advisors”), each of which is wholly owned by Glade M. Knight. Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, we believe that the executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements. Amounts reimbursed to AFM include both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies. Since the employees of AFM may also perform services for the advisors, individuals, including executive officers, have received and may receive consideration directly from the advisors as part of the advisors’ operating costs. Our Company’s as well as the other REIT’s Compensation Committees annually review the staffing and compensation of AFM and the overall allocation to the specific REIT’s and advisors for reasonableness. As part of this arrangement, the day to day transactions may result in amounts due to or from the related parties. To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies. The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

We have contracted with ASRG to provide brokerage services for the acquisition and disposition of real estate assets. In accordance with the contract, ASRG is paid a fee equal to 2% of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments plus certain reimbursable expenses, subject to certain conditions. Total fees earned through December 31, 2012 by ASRG for services under the terms of this contract were approximately $10.4 million. Fees earned in 2012 were approximately $1.2 million. We also reimbursed allocated costs associated with this agreement of $0.6 million directly to AFM in 2012.

We also have contracted with A10A to advise us and provide day-to-day management services and due-diligence services on acquisitions. As discussed above, A10A utilizes personnel, including executive management, of AFM to provide the day-to-day management and due diligence services. In accordance with the contract, we pay A10A a fee equal to 0.1% to 0.25% of the total equity contributions to us, in addition to certain reimbursable expenses. The aggregate amount paid by us to A10A in 2012 was approximately $1.7 million. Of this total amount, approximately $0.6 million, were fees paid to A10A and $1.1 million, were expenses reimbursed (or paid directly to AFM on behalf of A10A) by A10A to AFM.

The amount allocated to us is based on the estimated proportionate use of the staff and overhead of AFM by us, acting on our behalf. The staffing of AFM is based on the needs of all companies participating in the allocation and will increase or decrease according to the needs of the participating companies. The amounts allocated to us are at least annually reviewed by our Compensation Committee for reasonableness. If the allocated costs were greater than what they would be if we did not share our administrative staff, or if the advisor did not otherwise perform under the terms of the advisory agreement, we could terminate the advisory agreement and thus would no longer have a fee payable to A10A or reimbursable costs to AFM. However, if the agreement is terminated, we would have to hire and maintain our own administrative structure, including personnel, office space, systems and other overhead.

Separate and apart from the cost allocation and reimbursement arrangements described above, during 2012, certain consideration was provided by A10A to certain of our executive officers. This consideration is not a cost to us. This consideration is provided pursuant to an agreement entered into by the applicable executive officers and A10A. Under this agreement, the following individuals have received and may continue to receive (or in the case of Glade M. Knight, retain) consideration which is calculated based on a percentage of the advisory fees paid to A10A, as follows. Glade M. Knight (50%); David McKenney (14%); Justin Knight (14%); Kristian Gathright (14%); and Bryan Peery (8%). The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table on page S-27.

We have incurred legal fees associated with the Legal Proceedings discussed on page S-6. We also incur other professional fees such as accounting, auditing and reporting. These fees are included in general and administrative expense in our consolidated statements of operations. To be cost effective, the services received by us are shared as applicable across the Apple REIT Entities. The professionals cannot always specifically identify their fees for one company; therefore, management allocates these costs across the companies that benefit from the services. The total costs for the legal matters discussed in our Annual Report on Form 10-K for all of the Apple REIT Entities was approximately $7.3 million in 2012, of which $0.7 million was allocated to us.

In November 2012, A6 entered into a Merger Agreement with a potential buyer that is not affiliated with any of the Apple REIT Entities or Advisors. As part of this merger, A6 has entered into an assignment and transfer agreement with A9A for the transfer of A6’s interest in AFM. It has also entered into a transfer agreement with A9 for the transfer of the Apple Entities’ and Advisors’ corporate headquarters. If these transfers occur there will be no impact to the cost sharing process described above other than no costs will be allocated to A6 and A6A, thus increasing the remaining companies’ share of the costs.

On occasion, we use, for acquisition, renovation and asset management purposes, a Learjet owned by Apple Air Holding, LLC, which is jointly owned by A6, A7, A8, and A9. Total costs paid for the usage of the aircraft in 2012 was approximately $0.2 million.

As discussed on page S-7, on December 5, 2012, we entered into a membership interest purchase agreement with A6 for the potential acquisition of a 26% membership interest in Apple Air Holding, LLC for approximately $1.45 million.

In January 2012, we entered into an assignment of contract with ASRG to become the purchaser of all of the ownership interests in a limited liability company, which owned a TownePlace Suites by Marriott under construction in Nashville, Tennessee for a total purchase price of $9.8 million. ASRG entered into the assigned contract on July 8, 2010. Under the terms and conditions of the contract, ASRG assigned all of its rights and obligations under the purchase contract to us. There was no consideration paid to ASRG for this assignment, other than the reimbursement of the deposit previously made by ASRG totaling $2,500. There was no profit for ASRG in the assignment. We purchased this hotel on January 31, 2012, the same day the hotel opened for business.

In July 2012, we entered into an assignment of contract with ASRG to become the purchaser of all of the ownership interests in a limited liability company, which owned a Courtyard by Marriott under construction in Nassau Bay, Texas for a total purchase price of $14.6 million. ASRG entered into the assigned contract on July 7, 2011. Under the terms and conditions of the contract, ASRG assigned all of its rights and obligations under the purchase contract to us. There was no reimbursement of costs or consideration paid to ASRG for this assignment. There was no profit for ASRG in the assignment. We purchased this hotel on July 17, 2012, the same day the hotel opened for business.

Executive Compensation

General Philosophy

AFM’s executive compensation philosophy is to attract, motivate and retain a superior management team. AFM’s compensation program rewards each senior manager for their contributions to the various companies. In addition, AFM uses annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of our Company and our shareholders.

With the exception of our Chief Executive Officer, our senior management is compensated through a mix of base salary and bonus designed to be competitive with comparable employers. We have not utilized stock based awards or long-term compensation for senior management. AFM believes that a simplistic approach to compensation better matches the objectives of all stakeholders. As discussed above each member of the senior management team performs similar functions for A6, A7, A8 and A9 and the advisors. As a result, each senior manager’s total compensation paid by our Company is proportionate to the estimated amount of time devoted to activities associated with our Company. The chief executive officer is chairman of the board of directors, chief executive officer and sole shareholder of the advisors, each of which has various agreements with us, A6, A7, A8 and A9. During 2012, the advisors received total fees of approximately $12.9 million from us, A6, A7, A8 and A9. The Compensation Committee of the board and AFM consider these agreements when developing the chief executive officer’s compensation. As a result, our chief executive officer is compensated a minimal amount by AFM. Annually, the advisors develop the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and review these items with the Compensation Committee of the board of directors. Also, in 2012, the Compensation Committee considered the shareholder support for the “say-on-pay” proposal received at the 2012 annual meeting of shareholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

The compensation of the executive officers is allocated to the participating companies as discussed above. Our Compensation Committee reviews at least annually the total compensation of the executive officers and our proportionate share. The executive officer’s total compensation is partially based on the performance of each company included in the allocation using Funds From Operations (FFO) as a guide.

Base and Incentive Salaries

The process of establishing each senior manager’s compensation involves establishing an overall targeted amount based on the senior manager’s overall responsibilities and allocating that total between base and incentive compensation. The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the advisors’ intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. Once the overall target is established, approximately 75% of that number is allocated to base salary and the remaining 25% is allocated to incentive compensation. The incentive compensation is then allocated 50% to the overall performance of each participating entity (typically FFO targets based on the companies’ current annual budget) and 50% to each individual’s subjective performance objectives. The base compensation and incentive compensation has been allocated through the allocation discussed above which is based on the overall estimated time and use of the personnel and not based on specific performance of an individual or individual entity.

Perquisites and Other Benefits

Senior management may participate in AFM’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life and disability insurance and 401K plan. As noted in the Summary Compensation Table below, we provide limited perquisites to our senior managers.

Consideration Provided by A10A

As discussed above under “Certain Relationships and Agreements,” separate and apart from the compensation allocation arrangements described above, certain consideration is provided by A10A to certain of our executive officers. This consideration does not necessarily relate to any work done for us and, unlike the salary, bonus and benefit plan compensation described above, is not a cost of ours that is reimbursed under the advisory contract. The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table below. We would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A10A when considering the total outflows of cash from us to A10A and to the executive officers. Doing so would result in duplication of these amounts. Instead, these amounts are paid directly by A10A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A10A.

Summary Compensation Table

Name	Position	Year	Salary(1)	Bonus(1)	All Other Compensation(2)	Total(3)
Glade Knight	Chief Executive Officer	2012	$10,000	$115	$302,961	$313,076
		2011	10,000	157	163,271	173,428
Bryan Peery	Executive Vice President,	2012	51,000	12,839	52,342	116,181
	Chief Financial Officer	2011	51,000	12,875	31,228	95,103
Justin Knight	President	2012	69,300	14,965	90,398	174,663
		2011	69,300	10,046	51,213	130,559
David McKenney	President, Capital Markets	2012	69,300	14,953	90,398	174,651
		2011	69,300	10,046	51,213	130,559
Kristian Gathright	Executive Vice President,	2012	60,000	15,109	90,093	165,202
	Chief Operating Officer	2011	60,000	10,147	51,342	121,489

(1)	The amounts in the Salary and Bonus columns, and a portion of the amounts in the All Other Compensation column represent Apple REIT Ten’s allocated share of each officer’s total compensation from AFM.

(2)

Includes the portion of the health insurance, life and disability insurance, parking and 401K match paid by us. Also includes consideration provided pursuant to an agreement entered into by certain executive officers and A10A and discussed under Certain Relationships and Agreements. Under this agreement, the following individuals have received (or in the case of Glade M. Knight, who is the owner of A10A, retained) consideration which is calculated based on a percentage of the advisory fees paid to A10A, as follows: Glade M. Knight (50%); Bryan Peery (8%); David McKenney (14%); Justin Knight (14%) and Kristian Gathright (14%). We would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A10A when considering the total outflows of cash from us to A10A and to the executive officers. Doing so would result in duplication of these amounts. Instead, the amounts set forth below are paid directly by A10A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A10A. The amounts included in this column that represent consideration to an officer from A10A were:

	2012	2011
Glade Knight	$299,829	$159,120
Bryan Peery	47,972	25,459
Justin Knight	83,952	44,554
David McKenney	83,952	44,554
Kristian Gathright	83,952	44,554

(3)	As discussed herein, represents Apple REIT Ten’s allocated share of each officer’s total compensation from AFM, plus the consideration provided by A10A to the officer as discussed in Note 2 above.

Director Compensation

During 2012, we compensated directors as follows:

All Directors in 2012. All directors were reimbursed by us for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting our business.

Independent Directors in 2012. The independent directors (classified by us as all directors other than Glade M. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended and $1,000 for each committee meeting attended. Additionally, the Chair of the Audit Committee received an additional fee of $2,500 in 2012 and the Chair of the Compensation Committee received an additional fee of $1,500 in 2012. Under our Non-Employee Directors Stock

Option Plan, each non-employee director received options to purchase 10,929 Units, exercisable at $11 per Unit.

Non-Independent Director in 2012. Glade M. Knight received no compensation from us for his services as a director.

Director Summary Compensation

Director	Year	Fees Earned	Option Awards(1)	Total
David J. Adams	2012	$19,000	$12,839	$31,839
Kent W. Colton.	2012	27,500	12,839	40,339
R. Garnett Hall, Jr.	2012	25,000	12,839	37,839
Anthony F. Keating, III	2012	25,500	12,839	38,339
Glade M. Knight	2012	—	—	—

(1)	The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.

Stock Option Grants

In 2011, we adopted a Non-Employee Directors’ Stock Option Plan (the “Directors Plan”). The Directors Plan provides for automatic grants of options to acquire Units. The Directors Plan applies to our directors who are not our employees or executive officers.

Since adoption of the Directors Plan, none of the participants have exercised any of their options to acquire Units. The following table shows the options to acquire Units that were granted under the Directors Plan in 2012:

Option Grants in Last Fiscal Year

Name(1)	Number of Units Underlying Options Granted in 2012(2)
Glade M. Knight	—
David J. Adams	10,929
Kent W. Colton	10,929
R. Garnett Hall, Jr.	10,929
Anthony F. Keating, III	10,929

(1)	Glade M. Knight is not eligible under the Directors Plan.

(2)	Options granted in 2012 are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Year Ended December 31, 2012	Year Ended December 31, 2011	For the period August 13, 2010 (initial capitalization) through December 31, 2010
Revenues:
Room revenue	$106,759	$37,911	$—
Other revenue	10,907	4,180	—

Total revenue	117,666	42,091	—
Expenses:
Hotel operating expenses	65,948	23,737	—
Taxes, insurance and other	8,372	2,545	—
General and administrative	4,408	3,062	28
Acquisition related costs	1,582	11,265	—
Depreciation	15,795	6,009	—
Interest expense, net	4,482	607	3

Total expenses	100,587	47,225	31

Net income (loss)	$17,079	$(5,134)	$(31)

Per Share:
Net income (loss) per common share	$0.31	$(0.18)	$(3,083.50)
Distributions paid per common share	$0.825	$0.756	$—
Weighted-average common shares outstanding—basic and diluted	54,888	29,333	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$146,530	$7,079	$124
Investment in real estate, net	$506,689	$452,205	$—
Total assets	$667,785	$471,222	$992
Notes payable	$81,186	$69,636	$400
Shareholders’ equity	$579,525	$395,915	$17
Net book value per share	$8.92	$9.10	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$33,133	$821	$(6)
Investing activities	$(58,606)	$(393,640)	$—
Financing activities	$164,924	$399,774	$82
Number of hotels owned at end of period	31	26	—
Average Daily Rate (ADR)(a)	$114	$110	$—
Occupancy	70%	69%	—
Revenue Per Available Room (RevPAR)(b)	$79	$76	$—
Total rooms sold(c)	937,392	344,152	—
Total rooms available(d)	1,347,740	499,089	—

Modified Funds From Operations Calculation (e):
Net income (loss)	$17,079	$(5,134)	$(31)
Depreciation of real estate owned	15,795	6,009	—

Funds from operations	32,874	875	(31)
Acquisition related costs	1,582	11,265	—

Modified funds from operations	$34,456	$12,140	$(31)

(a)	Total room revenue divided by number of rooms sold.

(b)	ADR multiplied by occupancy percentage.

(c)	Represents the number of room nights sold during the period.

(d)	Represents the number of rooms owned by the Company multiplied by the number of nights in the period.

(e)

Funds from operations (FFO) is defined as net income (loss) (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified FFO (MFFO) excludes costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this Supplement, including net income, cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(for the year ended December 31, 2012)

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations from our most recent Form 10-K for the year ended December 31, 2012 has been incorporated by reference herein. See “Incorporation by Reference” on page S-8 of this prospectus supplement.

EXPERTS

The consolidated financial statements of Apple REIT Ten, Inc. appearing in Apple REIT Ten, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the financial statement schedule appearing therein), and the effectiveness of Apple REIT Ten, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and Apple REIT Ten, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Denver, Colorado-Hilton Garden Inn appearing on Form 8-K/A dated May 17, 2011 for the years ended December 31, 2010 and 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Gerald O. Dry, PA, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Wade Stables P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SASI, LLC (Mason, Ohio Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton

Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Chicago Hotel Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) at December 26, 2010 and for the year then ended, incorporated by reference herein, have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Crowe Horwath LLP, independent auditor, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2012. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Apple REIT Nine, Apple REIT Eight, Apple REIT Seven and Apple REIT Six will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Table VI of this Supplement contains detailed information on the property acquisitions of Apple REIT Nine and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Ten, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2012, Glade M. Knight sponsored only Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine, which have investment objectives similar to ours. Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of Units in us.

Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine have existing Unit Redemption Programs that are similar to our Unit Redemption Program. Currently, the prior companies’ programs redemption requests exceed the redemptions granted. Thus, for the most recent redemption date (January 2013), the percentage of requested redemptions that were honored was as follows: Apple REIT Seven, approximately 3%; Apple REIT Eight, approximately 2% and Apple REIT Nine, approximately 8%. Apple REIT Six did not have any redemptions in January 2013 because its Unit Redemption Program was suspended on November 29, 2012 upon entering into a merger agreement.

As with our program, each of these companies’ Board of Directors approved its Unit Redemption Program to provide only limited interim liquidity to its shareholders who have held their Units for at least one year. Investments in these companies as well as Apple REIT Ten, Inc. are, and are intended to be, illiquid investments until a liquidity event occurs.

See, “Apple Ten Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to ours.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•

“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

Table I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Nine, whose investment objectives are similar to those of Apple REIT Ten, and whose offering closed within the three years ending December 31, 2012.

Apple REIT Nine
Dollar Amount Offered	$2,000,000,000
Dollar Amount Raised	2,000,000,000
Dollar Amount Raised as % of Total Offering	100%
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%
Organizational Expenses	0.15%
Other	0.00%
Reserves	0.50%
Percent Available for Investment	89.35%
ACQUISITON COSTS:
Prepaid items and fees to purchase property(1)	86.95%
Cash down payment	0.00%
Acquisition fees(2)	2.00%
Acquisition related reimbursement of employee payroll and
benefits and overhead costs(3)	0.13%
Other(4)	0.27%
Total Acquisition Costs	89.35%
Percentage Leverage (excluding unsecured debt)	6.12%
Date Offering Began	April 2008
Length of offering (in months)	32
Months to invest 90% of amount available for investment (measured from beginning of offering)	37

(1)	This line item includes the contracted purchase price plus any additional closing costs such as transfer taxes, title insurance and legal fees.

(2)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor. The acquisition fees include real estate commissions paid on an acquisition.

(3)

Represents payroll and benefits expenses and other overhead expenses either directly incurred, or reimbursements to Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor. Generally Accepted Accounting Principles (“GAAP”) require these amounts to be expensed in the Companies’ statements of operations as incurred. Therefore the amounts reflected in this schedule are not intended to reflect the basis of properties acquired in accordance with GAAP.

(4)	Represents purchase of mortgage receivable from third party.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

Table II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 2012, and (ii) by all other programs during the three years ended December 31, 2012.

	Apple REIT Nine	Apple REIT Eight	Apple REIT Seven	Apple REIT Six
Date offering commenced	April 2008	July 2007	March 2006	April 2004
Dollar amount raised	$2,000,000,000	$1,000,000,000	$1,000,000,000	$1,000,000,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Underwriting fees	—	—	—	—
Acquisition fees:
- Real Estate commission(1)	33,494,000	19,011,000	18,032,000	16,923,000
- Advisory Fees	—	—	—	—
- Other	—	—	—	—
Other	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	350,709,000	241,552,000	378,842,000	616,823,000
Amount paid to sponsor from operations:
Property management fees	—	—	—	—
Partnership management fees	—	—	—	—
Reimbursement of operational employee payroll and benefits and overhead costs(2)	5,948,000	8,411,000	9,810,000	12,759,000
Reimbursement of acquisition employee payroll and benefits and overhead costs(2)	2,661,000	1,116,000	1,269,000	825,000
Leasing commissions	—	—	—	—
Other—Advisory Fees	8,264,000	5,226,000	7,407,000	15,155,000
Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	138,400,000	—	—	—
- Notes	60,000,000	—	—	—
Amount paid to sponsor from property sales and refinancing
Real estate commissions	2,768,000	—	—	—
Incentive fees	—	—	—	—
Other	—	—	—	—

(1)

Although reflected in this table as paid from offering proceeds, effective January 1, 2009, the Financial Accounting Standards Board issued a pronouncement requiring acquisition related costs related to existing businesses to be expensed as incurred, therefore these costs are reflected in these Company’s Statements of Operations as of the effective date for financial reporting purposes. For all programs noted except Apple REIT Nine, Inc. all acquisition fees were incurred prior to January 1, 2009. Approximately $6.8 million of Apple REIT Nine, Inc.’s acquisition fees were incurred prior to January 1, 2009 and therefore not a deduction from cash generated from operations. In addition, approximately $3.1 million in acquisition fees incurred after January 1, 2009 related to the acqusition of land and were capitalized accordingly and therefore not a deduction from cash generated from operations.

(2)

Represents payroll and benefits expenses and other overhead expenses either directly incurred, or reimbursements to Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

Table III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple REIT Nine and Apple REIT Eight, whose offerings closed in the five year period ending December 31, 2012. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2012 Apple REIT Nine	2011 Apple REIT Nine	2010 Apple REIT Nine	2009 Apple REIT Nine	2008 Apple REIT Nine
Gross revenues(5)	$372,412,000	$341,857,000	$181,460,000	$101,167,000	$11,524,000
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses(5)	237,443,000	217,683,000	133,523,000	67,359,000	9,441,000
Interest income (expense)	(6,745,000)	(4,371,000)	(931,000)	(1,018,000)	2,346,000
Depreciation(5)	52,748,000	49,815,000	30,749,000	15,936,000	2,277,000
Net income (loss) GAAP basis	75,476,000	69,988,000	16,257,000	16,854,000	2,152,000
Taxable income	—	—	—	—	—
Cash generated from operations	122,966,000	116,044,000	38,758,000	29,137,000	3,317,000
Cash generated from sales	135,410,000	1,396,000	2,606,000	—	—
Cash generated from refinancing	47,690,000	—	—	—	—
Less: cash distributions to investors(6)	291,093,000	160,399,000	118,126,000	57,330,000	13,012,000
Cash generated after cash distribution	14,973,000	(42,959,000)	(76,762,000)	(28,193,000)	(9,695,000)
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	14,973,000	(42,959,000)	(76,762,000)	(28,193,000)	(9,695,000)
Capital contributions, net	(1,980,000)	19,675,000	818,395,000	568,098,000	400,779,000
Fixed asset additions	34,543,000	177,379,000	763,471,000	340,061,000	311,092,000
Line of credit—change in(1)	—	—	—	—	(151,000)
Cash generated(2)	(21,706,000)	(193,375,000)	(48,805,000)	197,720,000	75,173,000
End of period cash	9,027,000	30,733,000	224,108,000	272,913,000	75,193,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	41	42	30	38	19
Capital gain	23	—	—	—	—
Cash distributions to investors
Source (on GAAP basis)
Investment income(4)	41	42	30	38	19
Long-term capital gain(4)	23	—	—	—	—
Return of capital(4)	81	38	50	42	27
Source (on Cash basis)
Sales	67	—	—	—	—
Refinancings	—	—	—	—	—
Operations	61	58	26	41	12
Other(3)	17	22	54	39	34
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

(5)

Includes amounts from discountinued operations, approximately 406 acres of land and land improvements located on 110 sites in the Fort Worth, Texas area (110 sites) which were leased to Chesapeake Energy Corporation for the production of natural gas that were sold in April 2012.

(6)	Includes the payment of a special distribution of $0.75 per share, totaling $136.1 million to shareholders in May 2012 in conjunction with the sale of the 110 sites in April 2012.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

Table III: OPERATING RESULTS OF PRIOR PROGRAMS* (Continued)

	2012 Apple REIT Eight	2011 Apple REIT Eight	2010 Apple REIT Eight	2009 Apple REIT Eight	2008 Apple REIT Eight
Gross revenues	$197,928,000	$190,704,000	$182,622,000	$170,885,000	$133,284,000
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	140,805,000	134,265,000	130,678,000	126,178,000	95,047,000
Interest income (expense)	(14,647,000)	(10,988,000)	(6,090,000)	(6,295,000)	(1,928,000)
Depreciation	36,961,000	35,987,000	34,979,000	32,907,000	22,044,000
Net income (loss) GAAP basis	5,515,000	9,464,000	10,875,000	5,505,000	14,265,000
Taxable income	—	—	—	—	—
Cash generated from operations	46,138,000	45,396,000	44,249,000	45,739,000	39,714,000
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	58,700,000	43,536,000	—	—	—
Less: cash distributions to investors	51,174,000	62,071,000	72,465,000	74,924,000	76,378,000
Cash generated after cash distribution	53,664,000	26,861,000	(28,216,000)	(29,185,000)	(36,664,000)
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	53,664,000	26,861,000	(28,216,000)	(29,185,000)	(36,664,000)
Capital contributions, net	(7,299,000)	(12,089,000)	11,345,000	13,692,000	234,054,000
Fixed asset additions	11,939,000	5,227,000	6,671,000	29,923,000	759,346,000
Line of credit—change in(1)	(27,913,000)	(3,680,000)	18,546,000	48,090,000	10,258,000
Cash generated(2)	68,000	—	—	—	(562,009,000)
End of period cash	68,000	—	—	—	—
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	14	30	29	24	42
Capital gain	—	—	—	—	—
Cash distributions to investors
Source (on GAAP basis)
Investment income(4)	14	30	29	24	42
Long-term capital gain(4)	—	—	—	—	—
Return of capital(4)	36	30	41	50	38
Source (on Cash basis)
Sales	—	—	—	—	—
Refinancings	—	—	—	—	—
Operations	45	44	43	45	42
Other(3)	5	16	27	29	38
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

S-39

TABLE V: SALES OR DISPOSALS OF PROPERTIES BY PROGRAMS

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Orignal Mortgage Financing	Total Acquisition Cost, Capital Improvemnts, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Reciepts Over Cash Expenditures
Apple REIT Six, Inc.—sale of two hotels in 2011
Tempe, AZ TownePlace Suites	June 05	June 11	$5,310,000	$—	$—	$—	$5,310,000	$—	$8,552,000	$8,552,000	$4,400,000
Tempe, AZ SpringHill Suites	June 05	June 11	5,445,000	—	—	—	5,445,000	—	8,454,000	8,454,000	4,800,000

			$10,755,000				$10,755,000		$17,006,000	$17,006,000	$9,200,000

Apple REIT Nine, Inc.—sale of 406 acres of land and land improvements located on 110 sites in Ft. Worth, Texas (110 sites) leased to third party for the production of natural gas in 2012
110 sites	April 09	April 12	$135,385,000	$—	$60,000,000	$(1,528,000)	$193,857,000	$—	$147,346,000	$147,346,000	$45,726,000

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS

The following is a summary of acquisitions by Apple REIT Nine for the three most recent years, which acquired hotels named according to their location and franchise (as shown below) and other real estate investments. Purchasers of our Units will not have any interest in these properties. See, “Apple Ten Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” and “—Prior REITS” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to ours.

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment(1)	Year of Construction	Date Acquired	Rooms
Anchorage	AK	Embassy Suites	$23,154	$42,008	$42,116	2008	Apr-10	169
Rogers	AR	Hampton Inn	7,958	9,444	9,530	1998	Aug-10	122
Rogers	AR	Homewood Suites	—	10,889	11,136	2006	Apr-10	126
Chandler	AZ	Courtyard	—	17,069	17,126	2009	Nov-10	150
Chandler	AZ	Fairfield Inn & Suites	—	12,050	12,092	2009	Nov-10	110
Phoenix	AZ	Courtyard	—	16,082	16,133	2007	Nov-10	164
Phoenix	AZ	Residence Inn	—	14,064	14,152	2008	Nov-10	129
Tucson	AZ	TownePlace Suites	—	15,555	15,596	2011	Oct-11	124
Clovis	CA	Homewood Suites	—	12,470	12,494	2010	Feb-10	83
San Bernardino	CA	Residence Inn	—	13,662	13,822	2006	Feb-11	95
Santa Ana	CA	Courtyard	—	24,133	24,133	2011	May-11	155
Miami	FL	Hampton Inn & Suites	—	11,959	13,848	2000	Apr-10	121
Panama City	FL	TownePlace Suites	—	10,457	10,460	2010	Jan-10	103
Tampa	FL	Embassy Suites	—	21,858	22,173	2007	Nov-10	147
Albany	GA	Fairfield Inn & Suites	—	8,162	8,172	2010	Jan-10	87
Boise	ID	Hampton Inn & Suites	—	22,449	22,588	2007	Apr-10	186
Mettawa	IL	Hilton Garden Inn	—	30,574	30,609	2008	Nov-10	170
Mettawa	IL	Residence Inn	—	23,565	23,574	2008	Nov-10	130
Schaumburg	IL	Hilton Garden Inn	—	20,572	20,596	2008	Nov-10	166
Warrenville	IL	Hilton Garden Inn	—	22,065	22,084	2008	Nov-10	135
Indianapolis	IN	SpringHill Suites	—	12,852	12,888	2007	Nov-10	130
Mishawaka	IN	Residence Inn	—	13,760	13,812	2007	Nov-10	106
Alexandria	LA	Courtyard	—	9,807	9,813	2010	Sep-10	96
Lafayette	LA	Hilton Garden Inn	—	17,898	19,773	2006	Jul-10	153
Lafayette	LA	SpringHill Suites	—	10,109	10,115	2011	Jun-11	103
West Monroe	LA	Hilton Garden Inn	—	15,704	17,109	2007	Jul-10	134
Andover	MA	SpringHill Suites	—	6,501	8,293	2000	Nov-10	136
Silver Spring	MD	Hilton Garden Inn	—	17,455	17,460	2010	Jul-10	107
Novi	MI	Hilton Garden Inn	—	16,265	16,321	2008	Nov-10	148
Kansas City	MO	Hampton Inn	6,235	10,090	10,181	1999	Aug-10	122
St. Louis	MO	Hampton Inn	13,293	22,712	23,877	2003	Aug-10	190
St. Louis	MO	Hampton Inn & Suites	—	16,045	16,153	2006	Apr-10	126
Fayetteville	NC	Home2 Suites	—	11,309	11,309	2011	Feb-11	118
Holly Springs	NC	Hampton Inn & Suites	—	14,880	14,891	2010	Nov-10	124
Jacksonville	NC	TownePlace Suites	—	9,240	9,277	2008	Feb-10	86
Mt. Laurel	NJ	Homewood Suites	—	15,065	15,365	2006	Jan-11	118
West Orange	NJ	Courtyard	—	21,567	23,068	2005	Jan-11	131
Oklahoma City	OK	Hampton Inn & Suites	—	32,757	32,786	2009	May-10	200
Collegeville	PA	Courtyard	12,587	20,068	21,755	2005	Nov-10	132
Malvern	PA	Courtyard	7,530	21,370	21,447	2007	Nov-10	127
Nashville	TN	Hilton Garden Inn	—	42,751	42,781	2009	Sep-10	194
Nashville	TN	Home2 Suites	—	16,359	16,359	2012	May-12	119
Arlington	TX	Hampton Inn & Suites	—	9,955	10,333	2007	Dec-10	98
Austin	TX	Courtyard	—	20,066	20,090	2009	Nov-10	145
Austin	TX	Fairfield Inn & Suites	—	17,810	17,821	2009	Nov-10	150
Austin	TX	Hilton Garden Inn	—	16,065	16,101	2008	Nov-10	117
Dallas	TX	Hilton	20,136	42,571	48,825	2001	May-11	224
El Paso	TX	Hilton Garden Inn	—	19,544	19,547	2011	Dec-11	145
Ft. Worth	TX	TownePlace Suites	—	18,415	18,425	2010	Jul-10	140

City	State	Brand	Encumbrances	Initial Investment	Total Investment(1)	Year of Construction	Date Acquired	Rooms
Grapevine	TX	Hilton Garden Inn	$11,751	$17,065	$17,103	2009	Sep-10	110
Houston	TX	Marriott	—	50,766	50,780	2010	Jan-10	206
Irving	TX	Homewood Suites	5,763	10,315	10,544	2006	Dec-10	77
Texarkana	TX	Hampton Inn & Suites	4,822	9,359	10,295	2004	Jan-11	81
Salt Lake City	UT	SpringHill Suites	—	17,557	17,587	2009	Nov-10	143
Manassas	VA	Residence Inn	—	14,962	15,126	2006	Feb-11	107

Total hotels acquisitions			113,229	998,101	1,019,844			7,315
Other real estate investments:
Richmond	VA	Hotel under construction	—	3,115	4,173		Jul-12	—

			$113,229	$1,001,216	$1,024,017			7,315

(1)	“Total Investment” for a given property includes the acquisition price for the property plus, as applicable, amounts capitalized subsequent to acquisition for additional fixed assets.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

APPLE REIT TEN, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements of Company
Apple REIT Ten, Inc.
(Audited)
Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2012 and December 2011	*
Consolidated Statements of Operations—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Shareholders’ Equity—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Cash Flows—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Notes to Consolidated Financial Statements	*
Financial Statement Schedule	*
Financial Statements of Businesses Acquired
Denver, Colorado—Hilton Garden Inn
(Audited)
Report of Independent Auditors	*
Balance Sheets—As of December 31, 2010 and 2009	*
Statements of Operations—Years Ended December 31, 2010 and 2009	*
Statements of Owners’ Equity—Years Ended December 31, 2010 and 2009	*
Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Financial Statements	*
CN Hotel Portfolio
(Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2010 and 2009	*
Combined Statements of Operations—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*

Page
McKibbon Hotel Portfolio

(Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites)

(Audited)
Independent Auditor’s Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Owner’s (Deficit)—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Income—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Owner’s (Deficit)—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*
Hawkeye Hotel Portfolio
(Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites)
(Audited)
Independent Auditors Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Operations—Years Ended December 31, 2010 and 2009	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Operations—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*

Page
SASI, LLC
(Mason, Ohio Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*
Statement of Income—For the Year Ended December 31, 2010	*
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC
(Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Deficit—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations and Members’ Deficit—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Chicago Hotel Portfolio
(Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*

Page
Ascent Hospitality, Inc.
(Merrillville, Indiana Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*
Statement of Income—For the Year Ended December 31, 2010	*
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
VHRMR Round Rock, LTD
(Austin/Round Rock, Texas Homewood Suites)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 26, 2010	*
Statement of Operations—Year Ended December 26, 2010	*
Statement of Owners’ Equity—Year Ended December 26, 2010	*
Statement of Cash Flows—Year Ended December 26, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Operations—Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—Six Months Ended June 30, 2011 and 2010	*
KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC
(South Bend, Indiana Fairfield Inn & Suites)
(Audited)
Report of Independent Auditors	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Equity—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*

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Pro Forma Financial Information
Apple REIT Ten, Inc.
(Unaudited)
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2012	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2012	F-6
Notes to Pro Forma Condensed Consolidated Statement of Operations	F-7

*	Incorporated by reference herein. See “Incorporation by Reference” on page S-8 of this prospectus supplement.

APPLE REIT TEN, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Ten, Inc. gives effect to the following hotel acquisition:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
McKibbon Hotel Portfolio (1 Hotel):
Homewood Suites	Gainesville, FL	$14.6	January 27, 2012

This Pro Forma Condensed Consolidated Statement of Operations also assumes that the hotel had been leased to our wholly-owned taxable REIT subsidiary pursuant to a master hotel lease arrangement. The hotel acquired will be managed by an affiliate of MHH Management, LLC.

Such pro forma information is based in part upon the historical Consolidated Statement of Operations of Apple REIT Ten, Inc. and the historical Statement of Operations of the hotel property.

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Ten, Inc. is not necessarily indicative of what the actual financial results would have been assuming such transaction had been completed on the latter of January 1, 2012, or the date the hotel began operations nor does it purport to represent the future financial results of Apple REIT Ten, Inc.

The unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with, and is qualified in its entirety by the historical Statement of Operations of the acquired hotel.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012
(Unaudited)
(In thousands, except per share data)

	Company Historical Statement of Operations	Gainesville, FL Homewood Suites Hotel(A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$106,759	$128	$—		$106,887
Other revenue	10,907	2	—		10,909

Total revenue	117,666	130	—		117,796

Expenses
Operating expenses	57,609	84	—		57,693
General and administrative	4,408	49	—		4,457
Management and franchise fees	8,339	9	—		8,348
Taxes, insurance and other	8,372	10	—		8,382
Acquisition related costs	1,582	—	—		1,582
Depreciation of real estate owned	15,795	—	—		15,795
Interest, net	4,482	56	—		4,538

Total expenses	100,587	208	—		100,795
Income tax expense	—	—	—	(B)	—

Net income (loss)	$17,079	$(78)	$—		$17,001

Basic and diluted earnings (loss) per common share	$0.31				$0.31

Weighted average common shares outstanding—basic and diluted	54,888		—		54,888

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited):

(A) Represents the results of operations for the hotel on a pro forma basis as if the hotel was owned by the Company at January 1, 2012 for the respective period prior to acquisition by the Company. The Company was initially formed on August 13, 2010, and had no operations prior to that date.

(B) Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreement put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.